Exhibit 99.1

                         [Integrity Brands Letterhead]


                                                         April 28, 2005

Mr. Raphael Benaroya,
Chairman, President and
Chief Executive Officer
United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, NJ 07662

Dear Raphael:

I have enjoyed meeting you and getting to know you in the past few weeks. I think we have a consonance of viewpoints about the challenges of managing in the branded specialty apparel space. I'm only sorry that we didn't begin our discussions sooner, and that we spent some time on unnecessary, and unfortunately somewhat public, diversions from our shared agenda for the business. In any event, I am gratified to understand the path you are on with United Retail Group, and glad for the progress the Company has been making.

As we have agreed, I am committed in the coming months to continuing our discussions. Based on your openness to input on the business, I will make a commitment of my own time to offer assistance on any business or governance topics where I can add value. I believe that we have common goals, and also - reflecting our joint experience in the apparel space - a shared understanding of both the opportunities and challenges associated with driving value creation in this arena. So, I will plan on meeting with you periodically in the coming months to have hands-on discussions about specific topics relating to the specialty retail sector and URGI's business. (Of course, should it be needed for an optimal discussion, we will enter into a mutually acceptable confidentiality agreement.) I will also plan to make available to you any of my colleagues who it seems likely could add value on specific areas of the business.

I also look forward to getting to know the members of your Board, and to interacting with them on matters of strategy and governance. I think that the Board is right to focus on the idea of adding a limited number of new directors at this point in time. It's my belief that the Board should be a strategic asset to management - to have skill sets that mean that the Board can truly add value to the business. In a fast-changing environment, in which, as you have indicated, URGI faces different challenges than it did five years ago, I agree, as we discussed, it is important that new skills and perspectives be added periodically to help you meet those challenges. I will be pleased to speak with your Nominating Committee and make suggestions in that regard.

Based on our discussions, the four nominations for the Board submitted in February on behalf of Integrity Brands Fund IIS, LLC for possible election at this year's annual meeting are hereby withdrawn. As I said at the outset, those names were submitted to comply with the Company's pre-notification deadline -- with no decision being made with respect to their actual nomination or ultimate election -- at a time when there was not a clear shared understanding between us. I am glad that we have found ourselves able to communicate openly, and I am comfortable with our understanding, as well as your plans for the Board. I will look forward to providing the Nominating Committee with input in its directors search, and I know that each of the individuals whose names were submitted to the Company would be glad to be considered by the Committee in the course of its search process.

I look forward to seeing you again soon to continue our discussions.


                                            Sincerely,

                                            Integrity Brands Fund IIS, LLC

                                            By: /s/ John Pound
                                                ---------------------------
                                            Name:   John Pound
                                            Title:  Managing Member